CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 20, 2009, accompanying the financial statements of Virginia Investors' Quality Tax-Exempt Trust, Series 83 (included in Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 308) as of October 31, 2008, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended October 31, 2008, contained in this Post-Effective Amendment No. 10 to Form S-6 (File No. 333-59227) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
February 20, 2009